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                                 PRESS RELEASE


                              [INTELLIGROUP LOGO]

For Immediate Release

CONTACT:
Richard Hantke
Director of Investor Relations
(732) 362-2380


           INTELLIGROUP SECURITIES TO BE DELISTED FROM NASDAQ MARKET

EDISON, N.J., October 20, 2004/PRNewswire-FirstCall/ -- Intelligroup, Inc., (NASDAQ: ITIGE), a global provider of strategic IT outsourcing services, has been notified by Nasdaq that the Company's common stock will be delisted from the Nasdaq Stock Market effective with the open of business on Thursday, October 21, 2004. The Company is evaluating whether to appeal the decision to the Nasdaq Listing and Hearing Review Council, however such appeal will not stay the delisting action.

Because the delisting of the Company's securities from Nasdaq is being made primarily due to the Company's failure to timely meet its reporting obligations in accordance with Marketplace Rule 4310(c)(14), the Company's securities are not immediately eligible for quotation on the OTC Bulletin Board (the "OTCBB") or the Pink Sheets Electronic Quotation Service (the "Pink Sheets"). The Company is exploring the possibility of coordinating with one or more market makers to apply to quote its securities on the Pink Sheets, which the Company believes could provide a market for its securities. The Company cannot guarantee that an application to quote its securities on the Pink Sheets will be approved and that its securities will be quoted on the Pink Sheets. Information regarding the Pink Sheets Electronic Quotation Service is available at www.pinksheets.com.

"While we are disappointed with the Nasdaq's decision, we will continue our efforts to complete the previously announced restatements and become current with our periodic filings as soon as possible." said Arjun Valluri, Chief Executive Officer of Intelligroup. "In the meantime, we will continue to focus on growing our business following the recent equity infusion and continuing to provide value to our customers."

ABOUT INTELLIGROUP

Intelligroup, Inc. is a global provider of strategic IT outsourcing services. Intelligroup develops, implements and supports information technology solutions for global corporations and public sector organizations. The Company's onsite/offshore delivery model has enabled hundreds of customers to accelerate results and significantly reduce costs. With extensive expertise in industry-specific enterprise solutions, Intelligroup has earned a reputation for consistently exceeding client expectations.
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                                 PRESS RELEASE


                              [INTELLIGROUP LOGO]


SAFE HARBOR STATEMENT
Certain statements contained herein, including statements regarding the Company's ability to complete the restatement of its historical financial results, file future periodic reports, and other statements regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Certain of such risks and uncertainties are set forth in Intelligroup's filings with the Securities and Exchange Commission.

Intelligroup and the Intelligroup logo are registered trademarks and 'Creating the Intelligent Enterprise', 4Sight, 4Sight Plus, ASPPlus, myADVISOR, ASPPlus Power Upgrade Services and Uptimizer are service marks of Intelligroup in the U.S. and other countries.